UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (As Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

XWELL, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 16, 2025

EXPLANATORY NOTE

This supplement (the “Supplement”) is being filed to correct inadvertent inconsistent language as related to the vote required to approve the Board Classification Proposal as set forth beginning on page 7 of the Definitive Proxy Statement filed with the Securities and Exchange Commission on August 8, 2025 (the “Proxy Statement”).

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended or supplemented by the information contained herein, this Supplement does not otherwise modify, amend or supplement the Proxy Statement, and the information contained in the Proxy Statement should be considered in voting your shares. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

***

The following text replaces, in its entirety, the text on beginning on page 7 of the Proxy Statement appearing below “What Vote is Required to Approve Each Proposal and How are Votes Counted?”

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1 – Director Election Proposal

Directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. That means that the five nominees for director who receive the most votes will be elected.

Stockholders may vote “FOR” each nominee or “WITHHOLD” their vote from each nominee.

Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

Proposal 2 – Auditor Ratification Proposal

The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting affirmatively or negatively at the Annual Meeting and entitled to vote on the Auditor Ratification Proposal is required to approve the Auditor Ratification Proposal.

“ABSTAIN” votes will have no effect on the Auditor Ratification Proposal.

Because the Auditor Ratification Proposal is a “routine matter,” broker non-votes are not expected to occur with respect to the Auditor Ratification Proposal because your broker has discretionary authority to vote your shares with respect to such proposal. Failure by your broker to exercise its discretionary authority to vote your shares on the Auditor Ratification Proposal will have no effect thereon.

Proposal 3 – Say-on-Pay Proposal

The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting affirmatively or negatively is required to approve the Say-on-Pay Proposal on a non-binding, advisory basis.

“ABSTAIN” votes will have no effect on the Say-on-Pay Proposal.

Because the Say-on-Pay Proposal is not considered a “routine matter,” your bank, broker, trustee or other nominee, as the case may be, will not be able to vote your shares without your instruction with respect to the Say-on-Pay Proposal. As a result, the failure to instruct your bank, broker, trustee or other nominee as to how to vote on the Say-on-Pay Proposal will result in a broker non-vote, which will have no effect on the results of this vote.

Proposal 4 – Say-on-Frequency Proposal

The option among one year, two years, or three years that receives the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders.

Abstentions will have no effect on the Say-on-Frequency Proposal.

Because the Say-on-Frequency Proposal is not considered a “routine matter,” your bank, broker, trustee or other nominee, as the case may be, will not be able to vote your shares without your instruction with respect to the Say-on-Frequency Proposal. As a result, the failure to instruct your bank, broker, trustee or other nominee as to how to vote on the Say-on-Frequency Proposal will result in a broker non-vote, which will have no effect on the results of this vote.

Proposal 5 – Board Classification Proposal

The affirmative vote of a majority of the shares outstanding and entitled to vote on the Board Classification Proposal is required to approve the Board Classification Proposal.

“ABSTAIN” votes will have the same effect as votes cast “AGAINST” the Board Classification Proposal.

Because the Board Classification Proposal is not considered a “routine matter,” your bank, broker, trustee or other nominee, as the case may be, will not be able to vote your shares without your instruction with respect to the Board Classification Proposal. As a result, the failure to instruct your bank, broker, trustee or other nominee as to how to vote on the Board Classification Proposal will result in a broker non-vote, which will have the effect of a vote “AGAINST” the Board Classification Proposal.

Proposal 6 – Reverse Stock Split Proposal

The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting affirmatively or negatively is required to approve the Reverse Stock Split Proposal.

“ABSTAIN” votes will have no effect on the Reverse Stock Proposal.

Because the Reverse Stock Split Proposal is a “routine matter,” broker non-votes are not expected to occur with respect to the Reverse Stock Split Proposal because your broker has discretionary authority to vote your shares with respect to such proposal. Failure by your broker to exercise its discretionary authority to vote your shares on the Reverse Stock Split Proposal will have no effect thereon.

Proposal 7 – Adjournment Proposal

The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting affirmatively or negatively is required to approve the Adjournment Proposal.

“ABSTAIN” votes will have no effect the Adjournment Proposal.

Because the Adjournment Proposal is a “routine matter,” broker non-votes are not expected to occur with respect to the Adjournment Proposal because your broker has discretionary authority to vote your shares with respect to such proposal. Failure by your broker to exercise its discretionary authority to vote your shares on the Adjournment will have no effect thereon.